Exhibit 99.1

Ultralife Batteries Inc. to Hold Annual Meeting of Shareholders on June 10, 2004; Investors Invited to Access Live Webcast

     NEWARK, N.Y.--(BUSINESS WIRE)--May 27, 2004--Ultralife Batteries, Inc. (NASDAQ:ULBI) will hold its annual meeting of shareholders for the period ending December 31, 2003, at the JPMorgan Chase Conference Center in New York City on Thursday, June 10, 2004 at 10:30 a.m. Eastern Time. Investors who are unable to attend in person are invited to view a live webcast of the meeting at the Investor Info section of Ultralife's web site at www.ultralifebatteries.com. A replay of the meeting will be available at Ultralife's web site on June 11.

     About Ultralife Batteries, Inc.

     Ultralife is a leading developer, manufacturer, and marketer of standard and customized lithium primary (non-rechargeable), lithium ion and lithium polymer rechargeable batteries. Ultralife's high-energy batteries use advanced lithium technology and are used in military, industrial and consumer portable electronic products. Through its range of standard products and ability to customize for a wide range of applications, Ultralife is able to provide the next generation of battery solutions. OEM, retail and government customers include Energizer, Kidde Safety, Philips Medical Systems, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.
     Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing and research facility, is located in Abingdon, U.K. Both facilities are ISO-9001 certified.
     Detailed information on Ultralife is available at the Company's web site: www.ultralifebatteries.com.

     CONTACT: Ultralife Batteries, Inc.
              Robert Fishback, 315-332-7100
              rfishback@ulbi.com
               or
              Investor Relations Contact:
              Lippert/Heilshorn & Associates, Inc.
              Jody Burfening, 212-838-3777
              jburfening@lhai.com
               or
              Media Contact:
              Lippert/Heilshorn & Associates, Inc.
              Chenoa Taitt, 212-201-6635
              ctaitt@lhai.com